Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 17, 2012, in the Registration Statement (Form S-1) and related Prospectus of ChannelAdvisor Corporation and Subsidiaries for the registration of shares of their common stock.

Ernst & Young LLP

Raleigh, North Carolina

December 17, 2012